EXHIBIT 15.2
[Letterhead of Genland Law Firm]
May 18, 2010
China Techfaith Wireless Communication Technology Limited
Building 1, No. 13, YongChang North Road
Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 100176
People’s Republic of China
Dear Sirs,
Re: China Techfaith Wireless Communication Technology Limited (the “Company”)
We consent to the reference to our firm under the heading “Regulation,” insofar as they purport to describe the provisions of PRC laws and regulations, in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Tao Wang Name: Tao Wang Title: Managing Partner On behalf of Genland Law Firm